Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Second Quarter 2016 Financial Results

AUSTIN, Texas -- (BUSINESS WIRE)-July 25, 2016--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2016.
Highlights

▪	Reported net income attributable to ACC of $18.4 million or $0.14 per fully diluted share, versus $15.6 million or $0.14 per fully diluted share in the second quarter 2015.

▪	Achieved quarterly FFOM of $0.54 per fully diluted share or $72.2 million, versus $0.57 per fully diluted share or $65.2 million for the second quarter prior year.

▪	Increased same store wholly-owned net operating income ("NOI") 2.5 percent over the second quarter 2015 with revenues increasing 2.5 percent and operating expenses increasing 2.4 percent.

▪	Achieved same store wholly-owned average physical occupancy of 92.6 percent for the second quarter 2016 compared to 93.0 percent for the second quarter 2015.

▪
Preleased the same store wholly-owned portfolio for the upcoming academic year to 98.7 percent applied for and 93.1 percent leased as of July 22, 2016 with a current projected rental rate increase of 3.0 percent. This compares to 99.2 percent applied for and 93.2 percent leased for the same date prior year. Excluding non-core properties targeted for disposition, the same store wholly-owned portfolio is preleased to an average of 94.3 percent versus 93.5 percent for the same date prior year.

▪	Commenced construction on U Club Binghamton, a $55.8 million development located pedestrian to SUNY Binghamton which is scheduled for delivery in Fall 2017.

▪
Secured two in-process development projects located pedestrian to Clemson University and the University of Oklahoma which were part of the broader University House Communities Group, Inc. transaction. The infill developments total 1,333 beds scheduled for delivery in Fall 2017 and represent a total development cost of $130.6 million.

▪	Closed on financing and commenced construction on two third-party on-campus development projects with the Texas A&M University System at their Corpus Christi and San Antonio campuses.

▪	Both projects are slated for delivery in Fall 2017.

▪	The company’s corporate credit rating was upgraded to Baa2 from Baa3 by Moody’s Investor Service with a stable outlook.

▪	Won the National Council for Public-Private Partnerships’ “Innovation Project Award” for the company’s transformational mixed-use developments at Drexel University.

▪
Received the Urban Land Institute of Philadelphia’s Willard G. “Bill” Rouse III Award for Excellence for the company’s development of The Summit at University City. The award was scored on use of best practices, quality planning and design, elements that build healthy places, environmental sustainability and energy reduction, economic success and market acceptance.

“We are pleased with our operational performance this quarter and the addition of two infill 2017 development projects located pedestrian to major Tier 1 universities,” said Bill Bayless, American Campus CEO. “Moving into the second half of the year, we are highly focused on completing a successful lease-up and executing on the strategic disposition of our non-core assets which will complete the transformation of our owned portfolio into one consisting almost exclusively of core Class A products located a median distance of only one tenth of a mile from Tier 1 universities. We are excited about the opportunities for improved rental rate growth, margin expansion and future NOI growth potential that the remaining core portfolio provides in terms of delivering outstanding value creation to our shareholders.”
Second Quarter Operating Results
Revenue for the 2016 second quarter totaled $186.0 million, a 4.6 percent increase from $177.9 million in the second quarter 2015 and operating income for the quarter increased $4.7 million or 13.5 percent over the prior year second quarter. The increase in revenues and operating income was primarily due to growth resulting from increased rental rates for the 2015-2016 academic year and development properties and acquisitions completed in 2015. Net income for the 2016 second quarter totaled $18.4 million, or $0.14 per fully diluted share, compared with net income of $15.6 million, or $0.14 per fully diluted share, for the same quarter in 2015. The increase in net income as compared to the prior year quarter is primarily due to the increases in revenue and operating income described above.
FFO for the 2016 second quarter totaled $71.7 million, or $0.54 per fully diluted share, as compared to $63.1 million, or $0.55 per fully diluted share for the same quarter in 2015. FFOM for the 2016 second quarter was $72.2 million, or $0.54 per fully diluted share as compared to $65.2 million, or $0.57 per fully diluted share for the same quarter in 2015. A reconciliation of FFO and FFOM to net income is provided in Table 3.
NOI for same store wholly-owned properties was $86.2 million in the quarter, an increase of 2.5 percent over $84.1 million in the 2015 second quarter. Same store wholly-owned property revenues increased by 2.5 percent over the 2015 second quarter due to an increase in average rental rates for the 2015-2016 academic year. Same store wholly-owned property operating expenses increased by 2.4 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 7.4 percent to $97.7 million for the quarter from $90.9 million in the comparable period of 2015. A reconciliation of same store NOI to total NOI is provided in Table 4.
Portfolio Update
Developments
The company is progressing on the construction of its $911.9 million owned development pipeline with expected delivery in Fall 2016 and Fall 2017. The owned developments are all core Class A assets pedestrian to campus in their respective markets and are on track to achieve stabilized development yields in the range of 6.5 - 7.0 percent.
The seven new owned development projects scheduled to open Fall 2016, totaling $308.8 million, are preleased at an average of 84.2 percent for the upcoming academic year as of July 22, 2016. When excluding Merwick Stanworth Phase II, a community which will serve faculty and staff members of Princeton University and is expected to stabilize in a manner consistent with a multi-family property during the first academic year, the company’s 2016 new development deliveries are preleased to an average of 92.1 percent.
Off-Campus Owned
The company commenced construction on U Club Binghamton, a $55.8 million, 562-bed development located pedestrian to SUNY Binghamton. Upon delivery in Fall 2017, the property will efficiently share operations and amenities, including a 15,000 square foot community center, with UP at Metroplex, an existing 710-bed ACC community located adjacent to the new development.
During the quarter, the company secured an under-construction development project located pedestrian to Clemson University in the highly popular downtown entertainment submarket. Upon delivery in Fall 2017, the $41.5 million community named U Centre on College will include 418 beds of modern purpose built accommodations and competitive amenities including a premier academic success center with dedicated study areas.
Also during the quarter, the company secured an under-construction infill development project located immediately adjacent to the University of Oklahoma campus, in a highly visible location near the academic and athletic centers of activity and within walking distance to the football stadium. Upon completion in Fall 2017, the $89.1 million, 915-bed Callaway House Apartments will be the only modern purpose built student housing development in this market with pedestrian access to core campus.
Third-Party Services
During the quarter, the company closed on financing and commenced construction on two previously announced third-party on-campus development projects: a 560-bed second phase development at Texas A&M University - Corpus Christi, and a 382-bed development at Texas A&M University - San Antonio. The company anticipates providing management services for these projects upon completion and expects to earn a total of $3.4 million in development fees throughout the construction period, with delivery for both projects scheduled for Fall 2017.
Capital Markets
During the quarter, Moody’s upgraded its corporate credit rating on the company from Baa3 to Baa2 with a stable outlook. In its report, Moody’s stated that “American Campus has experienced consistently strong operating performance, including through the most recent credit and real estate market downturn, which is reflected in the company's stable occupancy in the mid-90% range and solid same-store year-over-year NOI growth.” Further, the report states that “The ratings upgrade reflects ACC's balance sheet improvements which include moderate leverage and a substantial increase in unencumbered assets.”
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM Share Offering Program during the second quarter, or subsequent to quarter end.
2016 Outlook
The company is revising upward its 2016 outlook to reflect management’s updated expectations with regard to third-party net operating income and the timing of targeted non-core dispositions which management expects to close in the fourth quarter of 2016. Based upon these and other factors, management anticipates that FFO will be in the range of $2.25 to $2.36 per fully diluted share, and FFOM will be in the range of $2.19 to $2.31 per fully diluted share. The company’s full year results continue to be highly dependent upon the final outcome of the 2016-2017 lease-up and overall operational performance in the second half of 2016, as well as the previously mentioned volume and timing of its strategic non-core dispositions.
For additional details regarding the company’s 2016 outlook, please see pages 16-17 of the Supplemental Analyst Package 2Q 2016. All guidance is based on the current expectations and judgment of the company’s management team.
A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2016 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2016 outlook on Tuesday, July 26, 2016 at 10 a.m. EDT (9:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 6672355, and participants outside the U.S. may dial 412-317-6061 passcode 6672355 at least 10 minutes prior to the call.
To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until August 9, 2016 by dialing 877-344-7529 or 412-317-0088 conference number 10087541. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2016, American Campus Communities owned 168 student housing properties containing approximately 103,200 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 206 properties with approximately 133,100 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets

Investments in real estate:
Wholly-owned properties, net	$5,721,507	$5,522,271
Wholly-owned properties held for sale	—	55,354
On-campus participating properties, net	87,596	90,129
Investments in real estate, net	5,809,103	5,667,754

Cash and cash equivalents	206,738	16,659
Restricted cash	34,946	33,675
Student contracts receivable, net	7,117	18,475
Other assets1 2	257,153	269,685

Total assets	$6,315,057	$6,006,248

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt[2]	$1,054,376	$1,094,962
Unsecured notes[2]	1,187,695	1,186,700
Unsecured term loans[2]	348,593	597,719
Unsecured revolving credit facility	—	68,900
Accounts payable and accrued expenses	61,626	71,988
Other liabilities[3]	164,493	144,811
Total liabilities	2,816,783	3,165,080

Redeemable noncontrolling interests	73,722	59,511

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,304	1,124
Additional paid in capital	4,021,440	3,325,806
Treasury stock	(975)	(403)
Accumulated earnings and dividends	(594,115)	(550,501)
Accumulated other comprehensive loss	(7,263)	(5,830)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,420,391	2,770,196
Noncontrolling interests – partially owned properties	4,161	11,461
Total equity	3,424,552	2,781,657

Total liabilities and equity	$6,315,057	$6,006,248

1.	As of June 30, 2016, other assets include approximately $3.1 million related to net deferred financing costs on our revolving credit facility and the net value of in-place leases.

2.
Beginning in 2016, deferred financing costs associated with secured mortgage, construction and bond debt, unsecured notes, and unsecured term loans are subject to new accounting guidance and are presented as a direct reduction to the carrying value of the debt. Prior period amounts have been reclassified to conform to the current period presentation.

3.	As of June 30, 2016, other liabilities include approximately $42.7 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues
Wholly-owned properties	$174,682	$167,468	$360,384	$347,366
On-campus participating properties	6,214	5,704	16,260	14,904
Third-party development services	2,121	1,677	3,156	2,241
Third-party management services	2,253	2,324	4,663	4,325
Resident services	713	701	1,515	1,531
Total revenues	185,983	177,874	385,978	370,367

Operating expenses
Wholly-owned properties	77,722	77,251	156,573	156,261
On-campus participating properties	3,299	2,942	6,341	5,610
Third-party development and management services	3,560	4,012	7,298	7,152
General and administrative	6,126	5,678	11,435	10,428
Depreciation and amortization	53,703	51,578	107,419	102,229
Ground/facility leases	2,467	1,961	4,771	4,059
Total operating expenses	146,877	143,422	293,837	285,739

Operating income	39,106	34,452	92,141	84,628

Nonoperating income and (expenses)
Interest income	1,475	1,085	2,754	2,197
Interest expense	(20,119)	(20,586)	(42,746)	(42,574)
Amortization of deferred financing costs	(1,352)	(1,338)	(3,894)	(2,717)
Gain from disposition of real estate	—	3,790	17,409	48,042
Loss from early extinguishment of debt	—	(1,175)	—	(1,770)
Total nonoperating (expense) income	(19,996)	(18,224)	(26,477)	3,178

Income before income taxes	19,110	16,228	65,664	87,806
Income tax provision	(345)	(310)	(690)	(621)
Net income	18,765	15,918	64,974	87,185
Net income attributable to noncontrolling interests	(327)	(338)	(949)	(1,408)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$18,438	$15,580	$64,025	$85,777
Other comprehensive (loss) income
Change in fair value of interest rate swaps and other	(23)	845	(1,433)	(1,023)
Comprehensive income	$18,415	$16,425	$62,592	$84,754
Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders
Basic and Diluted	$0.14	$0.14	$0.50	$0.76

Weighted-average common shares outstanding:
Basic	130,456,923	112,308,114	126,951,454	111,635,345
Diluted	131,240,667	112,983,939	127,753,492	113,652,341

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$18,438	$15,580	$64,025	$85,777
Noncontrolling interests	327	338	949	1,408
Gain from disposition of real estate	—	(3,790)	(17,409)	(48,042)
Real estate related depreciation and amortization	52,885	50,985	105,931	101,009
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	71,650	63,113	153,496	140,152

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	1,097	969	(2,067)	(1,699)
Amortization of investment in on-campus participating properties	(1,831)	(1,735)	(3,654)	(3,451)
	70,916	62,347	147,775	135,002
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[1]	1,015	739	1,865	1,614
Management fees	264	241	723	668
Contribution from on-campus participating properties	1,279	980	2,588	2,282

Property acquisition costs	—	683	—	2,213
Elimination of loss from early extinguishment of debt[2]	—	1,175	—	1,770
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$72,195	$65,185	$150,363	$141,267

FFO per share – diluted	$0.54	$0.55	$1.19	$1.23

FFOM per share – diluted	$0.54	$0.57	$1.16	$1.24

Weighted average common shares outstanding - diluted	132,638,808	114,541,910	129,159,380	113,762,540

1.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

2.
Represents losses associated with the early pay-off of mortgage loans for four properties sold during the six months ended June 30, 2015. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFOM to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.

Table 4
American Campus Communities, Inc. and Subsidiaries
Wholly-Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Wholly-owned properties revenues
Same store properties	$157,172	$153,387	$3,785	2.5%	$323,348	$315,763	$7,585	2.4%
New properties	18,223	6,780	11,443		36,418	10,539	25,879
Sold properties[1]	—	8,002	(8,002)		2,133	22,595	(20,462)
Total revenues[2]	$175,395	$168,169	$7,226	4.3%	$361,899	$348,897	$13,002	3.7%
Wholly-owned properties operating expenses
Same store properties	$70,926	$69,245	$1,681	2.4%	$141,641	$138,479	$3,162	2.3%
New properties	6,796	3,888	2,908		13,824	6,610	7,214
Sold properties[1]	—	4,118	(4,118)		1,108	11,172	(10,064)
Total operating expenses	$77,722	$77,251	$471	0.6%	$156,573	$156,261	$312	0.2%
Wholly-owned properties net operating income
Same store properties	$86,246	$84,142	$2,104	2.5%	$181,707	$177,284	$4,423	2.5%
New properties	11,427	2,892	8,535		22,594	3,929	18,665
Sold properties[1]	—	3,884	(3,884)		1,025	11,423	(10,398)
Total net operating income	$97,673	$90,918	$6,755	7.4%	$205,326	$192,636	$12,690	6.6%

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2016 and 2015, and which are not conducting or planning to conduct substantial development or redevelopment activities.

1.	Includes 20 properties sold in 2015, along with two properties sold during the first six months of 2016.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

Table 5
American Campus Communities, Inc. and Subsidiaries
2016 Outlook
(dollars in thousands, except share and per share data)

	Original		Current
	Low	High	Low	High

Net income	$90,800	$101,000	$108,500	$118,800
Noncontrolling interests	900	1,100	1,150	1,300
Gain from disposition of real estate	—	—	(17,400)	(17,400)
Depreciation and amortization	195,700	206,100	202,250	206,800
Funds from operations ("FFO")	$287,400	$308,200	$294,500	$309,500

Elimination of operations from on-campus participating properties	(11,000)	(11,400)	(11,000)	(11,400)
Contribution from on-campus participating properties	3,800	4,400	3,800	4,400
Funds from operations - modified ("FFOM")	$280,200	$301,200	$287,300	$302,500

Net income per share - diluted	$0.69	$0.77	$0.83	$0.91

FFO per share - diluted	$2.19	$2.35	$2.25	$2.36

FFOM per share - diluted	$2.14	$2.30	$2.19	$2.31

Weighted-average common shares outstanding - diluted	130,950,000	130,950,000	130,950,000	130,950,000

The company believes that the financial results for the fiscal year ending December 31, 2016 may be affected by, among other factors:
•national and regional economic trends and events;
•the timing of acquisitions and/or dispositions;
•interest rate risk;
•the timing of commencement of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business; and
•the success of releasing the company’s owned properties for the 2016-2017 academic year.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000